Exhibit 10.16

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into this 23rd  day of December, 2009 by and between Neal Moskowitz and/or its assigns ("Consultant") and Internal Fixation Systems, the ("Company"),
RECITALS:

Whereas, Consultant has the ability to locate possible merger and acquisition candidates, as well as sources of financing, investment bankers, and or registered broker dealers, for the Company; and

Whereas, the Company a private company is interested in being introduced to these acquisition candidates and sources of financing and is willing to compensate Consultant for his efforts on his behalf; and

Whereas, Consultant does not want the Company to circumvent him by attempting to deal directly with the acquisition candidates and financing sources, thereby depriving Consultant of his opportunity to receive compensation for his involvement in introducing the Company to these parties.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1.
If the Company determines to conduct business with either the acquisition candidates or financing sources it meets through the efforts of the Consultant, then the Company agrees to reimburse Consultant for his reasonable business expenses incurred in locating and introducing the Company to these entities. Such expenses shall include, but not be limited to travel, telephone, and food expenses for which he has receipts, up to $250.00 without approval.

2.
In return for Consultant's introduction of these entities to the Company, the Company agrees that Consultant shall be entitled to a fee often percent (10%) of the financing obtained or ten percent (10%) of the total value of the stock to be exchanged between the Company and the acquisition candidate. If restricted stock is issued, it shall be registered by the Company at the Company's expense upon demand by Consultant. The stock percentage to be issued shall be based upon what the Company's capitalization will be after the proposed transaction occurs. In addition, in lieu of expenses, Consultants shall be granted a Warrant to purchase Company's Common Stock at $.10 per share which shall be moralized in a separate Warrant Agreement. The Warrants shall allow the Consultant to purchase shares pursuant to the warrant commencing on the Effective Date of the Warrant and expiring on January 31, 2014.

3.
In the event the Company decides that it is not interested in moving forward with any bonafide merger or acquisition presented to it by its consultants, the consultants shall be compensated at a rate of $2,000 per month from the signing of this agreement for services rendered. This fee is payable at closing of any funding transaction entered into by the Company. The terms and conditions of 3 are exclusive of the terms and conditions set forth in section 2. Alternatively, Consultant may exchange any monies due under this provision for stock at a rate of $.50 per share.

4.	Term

The agreement shall be for a period of 12 months. It may be renewed under the same terms and conditions upon written agreement of both parties. The Agreement shall be terminated earlier upon 30 days written notice by either party. Upon Termination, Consultant agrees to return to Company all materials concerning Company. The Non- Circumvention and Liquidated Damages provisions contained herein, shall survive and shall remain in effect for a period of 24 months following the termination of this Agreement

5.	Non-Circumvention and Liquidated Damages

The Company expressly agrees not to attempt, in any way or manner, to circumvent or deny Consultant's interest in these entities. The Company expressly acknowledges that it is obligated to pay Consultant in accordance with the provisions of Paragraph 2 if it does any business with these entities, notwithstanding the fact that the terms and conditions may vary from those enumerated herein. The parties hereto expressly acknowledge that in the event that the Company breaches this Agreement, the damages resulting from such a breach would be extremely difficult to determine in that the lost, potential future income and business for Consultant his services in this matter would be lost and such damages could be enormous.

6.	Assignability

Consultant shall have the right to assign this Agreement but shall provide notice of any assignment to the Company.

7.	Confidentiality

All information disclosed between the parties shall be deemed confidential.

8.	Remedies

In the event of the actual or threatened breach of the provisions of this Agreement by a party, the other party shall have the right to obtain injunctive relief and/or specific performance and to seek any other remedy available to it.

9.	Law, Venue, Jurisdiction

This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of Florida. Venue shall be in the Circuit Court, Broward County, Florida.

10.	Severability

If any provisions of this Agreement becomes or is found to be illegal or unenforceable for any reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

11.	Counterparts

This Agreement may be executed in several counterparts, and all of such counterparts taken together shall be deemed to be one Agreement.

12.	Attorneys' Fees

If either part shall commence any action or proceeding against the other in order to enforce the provisions hereof, or to recover damages resulting from the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

13.	Waiver of Breach

The waiver by any part of a breach of any provision of this Agreement shall not operate be construed as a waiver of any subsequent breach by any party.

    IN WITNESS WHEREOF, the parties execute this Agreement as of the date set forth above.

Consultant:

/s/ Neal Moskowitz
Neal Moskowitz

The Company

By:	/s/ Stephen Dresnick
Stephen Dresnick MD
President and Chairman

,